EXHIBIT 99.3

LATTICE SEMICONDUCTOR CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of August 11, 1997)

-i-

LATTICE SEMICONDUCTOR CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(as Amended and Restated Effective as of August 11, 1997)

This Plan is amended and restated effective as of August 11, 1997 and is adopted by Lattice Semiconductor Corporation (the “Company”), acting on behalf of itself and its designated subsidiaries.  Throughout, the term “Company” shall include wherever relevant any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company.

RECITALS

1.             The Company maintains the Lattice Semiconductor Corporation Executive Deferred Compensation Plan (the “Plan”), a nonqualified deferred compensation plan for the benefit of a select group of management or highly compensated employees of the Company.

2.             Under the Plan, the Company is obligated to pay vested accrued benefits to Plan participants and their beneficiary or beneficiaries (“Plan Beneficiaries”) from the Company’s general assets.

3.             The Company intends to enter into an agreement (the “Trust Agreement”) with a person or persons, including an entity, who shall serve as trustee (the “Trustee”) under an irrevocable trust (the “Trust”) to be used in connection with the Plan.

4.             The Company intends to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.

5.             The Company intends that amounts allocated to the Trust and the earnings thereon shall be used by the Trustee if necessary to satisfy the liabilities of the Company under the Plan with respect to each Plan participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.

6.             The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

7.             The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

8.             The Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.

NOW THEREFORE, the Company does hereby adopt this amended and restated Plan as follows and does also hereby agree that the Plan shall be structured, held and disposed of as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1           Title.  This Plan shall be known as the Lattice Semiconductor Corporation Executive Deferred Compensation Plan.

1.2           Definitions.  Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Account” means for each Participant the bookkeeping account maintained by the Committee that is credited with amounts equal to (1) the portion of the Participant’s Salary that he or she elects to defer, (2) the portion of the Participant’s Option Gain that he or she elects to defer, (3) the portion of the Participant’s Bonus that he or she elects to defer, (4) Company contributions, if any, made to the Plan for the Participant’s benefit, and (5) adjustments to reflect deemed earnings pursuant to Section 4.1(e).

“Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee during the Participant’s lifetime.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Bonus” means any incentive compensation (other than commissions) that is payable to a Participant in addition to the Participant’s Salary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Committee appointed by the Board to administer the Plan in accordance with Article VIII.

“Company” means Lattice Semiconductor Corporation, any successor corporation and any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company.

“Compensation” means the Bonus, Salary and Option Gain that the Participant earns for services rendered to the Company.

“Disability” means a Participant’s long-term disability as defined in the Company’s long-term disability plan for employees.

“Distributable Amount” means the amount credited to a Participant’s Account.

“Distribution Event” means, with respect to each Participant, the Participant’s termination of employment with the Company for any reason, including death or Disability, or, if specified by the Participant, a specific age or date.  A Participant’s Distribution Event election shall be made in writing at such time, on such form and subject to such terms and conditions as the Committee may specify.

“Eligible Employee” means any Employee who is designated in writing as eligible to participate in the Plan by the Committee or by the Chief Executive Officer of the Company from among a select group of management or highly-compensated Employees of the Company.

“Eligible Stock Option” means one or more non-qualified stock option(s) under a Company stock option plan that is determined by the Committee to be eligible for gain deferral pursuant to this Plan.

“Employee” means a common law employee of the Company performing services regularly in the United States.

“Fund” or “Funds” means one or more of the funds or contracts selected by the Committee pursuant to Section 3.3.

“Initial Election Period” means (i) for Employees who are Eligible Employees as of August 11, 1997, the period beginning September 1, 1997 and ending December 31, 1997; otherwise (ii) the 30-day period following the Eligible Employee’s date of hire or, if later, upon first becoming an Eligible Employee.

“Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund during each valuation period, but not less frequently than monthly.

“Option Gain” means the value accrued upon exercise of an Eligible Stock Option (i) using a stock-for-stock payment method and (ii) having an aggregate fair market value in excess of the total stock purchase price necessary to exercise such Option.

“Participant” means any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

“Payment Commencement Date” means the first day of the month following the calendar quarter in which a Participant’s Distribution Event occurs, or if not such date, as soon as administratively possible thereafter.

“Plan” means the Lattice Semiconductor Corporation Executive Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

“Plan Year” means the Company’s fiscal year, which begins on or around April 1 and ends on or around the following March 31.

“Salary” means the Employee’s base salary for the Plan Year.  Salary excludes any other form of compensation such as bonuses, restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services.  Deferral elections shall be computed before taking into account any reduction in taxable income by salary reduction under Code Sections 125 or 401(k), or under this Plan.

“Stock” means Lattice Semiconductor Corporation Common Stock.

“Stock Option Deferral Amount” means the amount of a Participant’s Option Gains deferred in connection with an Eligible Stock Option exercise in accordance with Section 3.1(f) of this Plan.

ARTICLE II

PARTICIPATION

2.1           Participation.  An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1           Elections to Defer Bonus and Salary Compensation.

(a)           Initial Election Period.  Each Eligible Employee may elect to defer Bonus and Salary Compensation by filing an election with the Committee that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.

(b)           General Rule.  The amount of Bonus and Salary Compensation that an Eligible Employee may elect to defer is as follows:

(1)           Any percentage of Salary up to 75%;

(2)           Any percentage of Bonus up to 100%;

provided, however, that no election shall be effective to reduce the Bonus and Salary Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay applicable employment taxes (e.g., FICA, hospital insurance) payable with respect to amounts deferred hereunder, amounts necessary to satisfy any other benefit plan withholding obligations, any resulting income taxes payable with respect to Bonus and Salary Compensation that cannot be so deferred, and any amounts necessary to satisfy any wage garnishment or similar type obligations.

(c)           Effect of Initial Election — Bonus and Salary.  An election to defer Salary made during an Initial Election Period shall be effective for the electing Participant as to Salary earned beginning with the first pay period beginning after the filing of the election with the Committee.  An election to defer Bonus made during an Initial Election Period shall be effective for the electing Participant for any Bonus payable with respect to services performed in the next Bonus period beginning after the filing of the election with the Committee.

(d)           Duration of Bonus and Salary Compensation Deferral Election.  Any Bonus and Salary Compensation deferral election made under paragraph (a) or paragraph (e) of this Section 3.1 shall remain in effect, notwithstanding any change in the Participant’s Bonus and Salary Compensation, until changed or terminated in accordance with the terms of this paragraph (d); provided, however, that such election shall terminate upon a Participant ceasing to be an Eligible Employee.  A Participant may increase, decrease or terminate his or her Bonus and Salary Compensation deferral election, effective (i) for Salary earned during pay periods beginning with the first pay period of the next succeeding Plan Year, and (ii) for Bonuses paid with respect to services performed in the next succeeding Plan Year, in either case by filing a new election, in accordance with the terms of this Section 3.1, with the Committee not later than the preceding March 15 (or such earlier date as the Committee may establish).

(e)           Elections Other Than Elections During the Initial Election Period.  Any Eligible Employee who fails to elect to defer Bonus and Salary Compensation during his or her Initial Election Period may subsequently become a Participant, and any Eligible Employee who has terminated a prior deferral election may elect to again defer Bonus and Salary Compensation, by filing an election, on a form provided by the Committee, to defer Bonus and Salary Compensation as described in paragraph (b) above.  An election to defer Bonus and Salary Compensation must be filed no later than March 15 (or such earlier date as the Committee may establish) and will be effective for Salary earned during pay periods beginning on and after the beginning of the next succeeding Plan Year and the Bonus paid with respect to services performed in the next succeeding Plan Year.  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to file an election to defer Bonus Compensation during a Plan Year, provided that any such Bonus deferral election shall be filed prior to the period with respect to which the Bonus may be earned.

(f)            Stock Option Deferral Amount.  Unless and until otherwise determined by the Committee, Option Gains shall not be eligible for deferral under the Plan.  To the extent permitted by the Committee, an Eligible Employee may elect to defer, as his or her Stock Option Deferral Amount, all or a portion of his or her Option Gain, subject to such terms and conditions as the Committee may establish.

3.2           Company Contributions.  The Company may, in its sole discretion, make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts as the Board may determine.

3.3           Investment Elections.  The Committee may, in its discretion, provide each Participant with a list of investment Funds available for hypothetical investment, including shares of Stock, and the Participant may designate, in a manner specified by the Committee, one or more Funds that his or her Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account.  The Committee may, from time to time, in its sole discretion select a commercially available fund or contract to constitute the Fund actually selected.  The Investment Return of each such commercially available fund or contract shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Section 4.1(e).

In making the designation pursuant to this Section 3.3, the Participant may specify that all or any l % multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Committee.  Subject to such limitations and conditions as the Committee may specify, a Participant may change the designation made under this Section 3.3 in such manner and at such time or times as the Committee shall specify.  If a Participant fails to elect a Fund under this Section 3.3, or if the Committee shall not provide Participants with a list of Funds pursuant to this Section 3.3, the Participant shall be deemed to have elected a money market fund.

The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make.  Any such investments, if made, shall be in the name of the Company, and shall be its sole property in which no Participant shall have any interest.

ARTICLE IV

ACCOUNTS

4.1           Participant Accounts.  The Committee shall establish and maintain an Account for each Participant under the Plan.  Each Participant’s Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds or contracts elected by the Participant pursuant to Section 3.3 or as otherwise determined by the Committee to be necessary or appropriate for proper Plan administration.  A Participant’s Account shall be credited as follows:

(a)           As soon as practicable following the end of each applicable pay period, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to Salary deferred by the Participant during each pay period in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(b)           As soon as practicable after each Bonus or partial Bonus would have been paid, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Bonus deferred by the Participant’s election; that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(c)           Unless and until otherwise determined by the Committee, Option Gains shall not be eligible for deferral under the Plan.  The Committee may, in its sole discretion, permit such deferral in the future.  In such event, and subject to any terms and conditions imposed by the Committee, as soon as practicable after Stock would have otherwise been issued to the Participant in connection with the exercise of an Eligible Stock Option, the Committee shall credit a Company Stock subaccount of the Participant’s Account with an amount equal to the Option Gain deferred by the Participant in accordance with the Participant’s election; that is, the portion of the Participant’s Option Gain that the Participant has elected to defer shall be credited to the Company Stock subaccount of the Participant’s Account.

(d)           As soon as practicable after the last day of the Plan Year or such earlier time or times as the Committee may determine, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion, if any, of any Company contribution made to or for the Participant’s benefit in accordance with Section 3.2; that is, the portion of the Participant’s Company contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(e)           At such time or times as the Committee may determine, but not less frequently than monthly, each investment fund subaccount of a Participant’s Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding valuation period by the Investment Return for the corresponding Fund selected by the Company.

ARTICLE V

VESTING

5.1           Account.

(a)           Compensation Deferrals.  A Participant’s Account attributable to Bonus, Salary and Option Gain deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1(e) with respect to such deferrals, shall be 100% vested at all times.

(b)           Company Contributions.  The value of a Participant’s Account attributable to any Company contributions pursuant to Section 3.2 shall vest at such time or times as the Board shall specify in connection with any such contributions.  Unless otherwise specified by the Board or the Committee, Participants shall be 100% vested in such amounts, together with any amounts credited to the Participant’s Account under Section 4.1(e) with respect to such amounts.

ARTICLE VI

GENERAL DUTIES

6.1           Trustee Duties.  The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement.  The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.

6.2           Company Contributions.  While the Plan remains in effect, the Company may make contributions to the Trust Fund at least once each quarter.  As soon as practicable after the close of each Plan quarter, the Company shall make an additional contribution to the Trust Fund (a “makeup contribution”), to the extent that previous contributions to the Trust Fund for the current Plan quarter are less than the total of the Compensation deferrals made by each Participant plus Company contributions, if any, accrued as of the close of the current Plan quarter.  The makeup contribution shall also include an amount intended to reflect the earnings, if any, that would have been credited to Participants’ Accounts had the amounts representing Compensation deferrals been contributed to the Trust Fund concurrently with their deferral by the Participants.  To the extent the Compensation deferrals relate to Stock Option Deferral Amounts pursuant to Section 3.1(f), the Company shall, with respect to its contribution obligation under this Section 6.2, issue Shares in the name of the Trustee.  The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under the Plan in accordance with the terms of this Plan.

6.3           Department of Labor Determination.  In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

ARTICLE VII

DISTRIBUTIONS

7.1           Distribution of Deferred Compensation.

(a)           Distribution of a Participant’s Distributable Amount shall occur at such time or times, and in such form, as specified on the Participant’s distribution election form provided by the Committee and filed with the Committee in connection with the Participant’s deferral election pursuant to Section 3.1.

In addition, the Committee may, in its discretion, permit a Participant to change his or her Distribution Event and/or the form of distribution to one of the permitted forms listed above provided that (i) such change is made no less than three years after the date of the applicable election form, and (ii) the Participant’s election is filed with the Committee at least two years prior to the scheduled distribution age or date, if any (as determined prior to any such change).

To the extent the Distributable Amount is paid in installments, the Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1(e) of the Plan and the installment amount shall be adjusted monthly to reflect gains and losses until all amounts credited to his or her Account under the Plan have been distributed.  Notwithstanding this subsection, if the Participant’s Distributable Amount is $10,000 or less, the Distributable Amount shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Commencement Date.

(b)           If the Participant is in pay status at the time of death, the Beneficiary shall be paid the remaining quarterly installments as they come due.

7.2           Withdrawal.  Participants may request to withdraw amounts from their Accounts prior to termination of employment with the Company (“Withdrawal”).  Upon receiving a Withdrawal request, the Committee shall determine, in its discretion as applied in a uniform and nondiscriminating manner, whether to permit any such Withdrawal and the amount, if any, to be withdrawn, subject to the following restrictions:

(a)           The election to take a Withdrawal shall be made by filing a form provided by and filed with the Committee.

(b)           The amount payable to a Participant in connection with a Withdrawal shall in all cases equal 88% of the amount requested by the Participant or, if lesser, 88% of the Withdrawal amount approved by the Committee; provided, however, that the maximum amount payable to a Participant in connection with a Withdrawal shall be 88% of the Distributable Amount as of the end of the calendar month in which the Withdrawal election is made.

(c)           The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Withdrawal election is made.

(d)           If a Participant receives a Withdrawal, the remaining portion of the requested or approved amount, as applicable (i.e., 12% of such amount), shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respects to such forfeited amount.

(e)           If a Participant receives a Withdrawal, the Participant shall be ineligible to Participate in the Plan for the balance of the Plan Year in which the Withdrawal occurs and the following Plan Year.

(f)            A Withdrawal pursuant to this Section 7.2 of less than 88% of the Participant’s Distributable Amount shall be made pro rata from his or her assumed investments according to the balances in such investments.  Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 7.2 shall be made as soon as practicable after approval of such request by the Committee.

7.3           Unforeseeable Emergency.  The Committee may, pursuant to rules adopted by it and applied in a uniform manner, accelerate the date of distribution of a Participant’s Account because of an Unforeseeable Emergency at any time.  “Unforeseeable Emergency” shall mean an unforeseeable, severe financial condition resulting from (a) a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Section 152(x) of the Code); (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant, as determined by the Committee in accordance with uniform rules adopted by it.  Unless the Committee, in its discretion, determines otherwise, distribution pursuant to this subsection of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments.  Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this subsection shall be made as soon as practicable after approval of such request by the Committee.

7.4           Inability To Locate Participant.  In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Distribution Event, the amount allocated to the Participant’s Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings.

ARTICLE VIII

ADMINISTRATION

8.1           Committee.  A Committee shall be appointed by, and serve at the pleasure of, the Board.  The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members.  A member of the Committee may resign by delivering a written notice of resignation to the Board.  The Board may remove any member by delivering a certified copy of its resolution of removal to such member.  Vacancies in the membership of the Committee shall be filled promptly by the Board.

8.2           Committee Action.  The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction on behalf of the Committee.

8.3           Powers and Duties of the Committee.

(a)           The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)           To select the funds or contracts to be the Funds in accordance with Section 3.3 hereof;

(2)           To construe and interpret the terms and provisions of this Plan;

(3)           To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(4)           To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;

(5)           To maintain all records that may be necessary for the administration of the Plan;

(6)           To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7)           To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(8)           To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

8.4           Construction and Interpretation.  The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

8.5           Information.  To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may reasonably require.

8.6           Compensation, Expenses and Indemnity.

(a)           The members of the Committee shall serve without compensation for their services hereunder.

(b)           The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c)           To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.7           Quarterly Statements.  Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account on a quarterly basis.

ARTICLE IX

MISCELLANEOUS

9.1           Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2           Restriction Against Assignment.  The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.3           Withholding.  There shall be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment.  The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

9.4           Amendment, Modification, Suspension or Termination.  The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board.  In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.1, subject to earlier distribution at the discretion of the Committee.

9.5           Governing Law.  This Plan shall be construed, governed and administered in accordance with the laws of the State of Oregon.

9.6           Receipt or Release.  Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or

Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.7           Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

9.8           No Employment Rights.  Participation in this Plan shall not confer upon any person any right to be employed by the Company or any other right not expressly provided hereunder.

9.9           Headings, etc. Not Part of Agreement.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 11th day of August, 1997.

LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ STEPHEN SKAGGS

Title:	CFO

LATTICE SEMICONDUCTOR CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

Deferred Compensation Agreement - Existing Deferred Balance

Participant Name (please print)

Participant Social Security Number

1.

I acknowledge that the terms and conditions of the Lattice Semiconductor Corporation Executive Deferred Compensation Plan (the “Plan”) have been explained to me, including the tax consequences of my decision to participate in the Plan.

2.

I understand that the Plan is an amended and restated version of the Lattice Semiconductor Corporation Executive Deferred Compensation Plan as previously restated in 1991 (“Former Plan”).  I acknowledge that, unlike the Former Plan, the Plan has not received a determination letter as to its tax status from the Internal Revenue Service.  I understand that the compensation which I have previously deferred pursuant to the Former Plan, and which I have elected to defer pursuant to the Former Plan, will now be deferred pursuant to the terms of the current Plan, and will be paid to me at a later date pursuant to the terms and conditions of the Plan, which is incorporated by reference, in its entirety, in this Agreement.

3.	I understand that this Agreement is not an employment agreement, does not guarantee that I will receive any predetermined amount of compensation, and does not guarantee that I will receive any bonus.

4.	I understand that all required federal and/or state taxes will be withheld from payments ultimately made to me with respect to amounts deferred under the Plan.

5.	I understand that the income I have deferred will be held as an asset of Lattice Semiconductor Corporation (“Lattice”) and will remain subject to the claims of the general creditors of Lattice.

6.	I acknowledge that under the terms of the Plan, no payments can be made in the event Lattice is insolvent.

INVESTMENT OF DEFERRED FUNDS

I understand that unless and until I am notified otherwise, Lattice will place an amount equal to my deferrals into a trust which will subsequently invest such funds.

I elect to have my deferrals credited at a rate tied to the performance of the following investment vehicles (in increments of 1%):

%	Money market:	Wachovia - Biltmore money market fund

%	Short-Term Bond Fund:	Fidelity Intermediate Bond Fund

%	Medium-Term Bond Fund	Vanguard Bond Index Total Bond Market

%	Bond Fund:	Loomis Sayles Bond Fund

%	Index Equity Fund:	Vanguard S&P 500 Fund

%	Stock Growth & Income Equity Fund:	AIM Charter A Fund

%	Growth Equity Fund:	Robertson Stephens Value + Growth Fund

%	Global Equity Fund:	Janus Worldwide Fund

%	Aggressive Growth Equity Fund	Fidelity Select Electronics Fund

%	Lattice Common Stock

100%

I understand that deferrals credited at a rate tied to the performance of Lattice Semiconductor Corporation Common Stock are irrevocable, and therefore may not be subsequently changed to another investment vehicle.

I understand that all deferrals are subject to investment risks inherent in the above investment vehicles and that the principal amount of my deferrals is NOT guaranteed.

I understand that I may change my deferral credit instructions only in a manner specified by the Company, which currently permits changes to be made before the commencement of each calendar quarter.

DISTRIBUTION OF DEFERRED FUNDS

I understand that except in the case of a distribution as a result of (i) an Unforeseeable Emergency or Withdrawal (as specified in the Plan), (ii) Plan Termination or (iii) pursuant to my election of a specific year of distribution below, all amounts held for my benefit under the Plan will begin to be distributed as soon as administratively possible following the end of the calendar year in which my distribution election event occurs.

Distribution Election

Distribution of amounts held for my benefit under the Plan with respect to this deferral election should commence as soon as administratively possible after (check one)

______       (a)      the beginning of calendar year ______
(not less than three (3) years after the date of this Agreement)

______       (b)      my attaining age ______

______       (c)      the earlier of my termination of employment with the Company or ______
(specify age or year)

______       (d)      the later of my termination of employment with the Company or ______
(specify age or year)

I understand that my Distribution Election may not be changed except as otherwise permitted by the Plan Committee, at its sole discretion, subject to the terms of the Plan.

Distribution Period

I understand that unless I specify otherwise, my distribution will be paid in one single lump sum payment.

Instead of payment in a single lump sum, I elect:

Quarterly installments of 1/n of amounts held for my benefit under the Plan with respect to this deferral election where n is the number of installments remaining to be paid over the following number of quarters (check one):

a.     ☐    20 quarterly installments

b.     ☐    40 quarterly installments

c.     ☐    60 quarterly installments

I understand further that my elected method of distribution may be modified by Lattice at any time prior to my termination of employment, provided that any such modification that impairs my rights under this Agreement and the Plan shall be subject to my consent.

DESIGNATED BENEFICIARY

In the event that I should die before all amounts payable to me under the Plan have been paid, I designate the following beneficiary to receive the remainder of my interest under the Plan.  I understand that I may change this designated beneficiary at any time on written notice to Lattice.

Name(s) and Relationship:

The foregoing Election is voluntarily made by me after reviewing the terms of the Plan and at my option after consultation with my legal and financial advisers as required.  I also acknowledge that this Election is irrevocable until changed in accordance with the terms of the Plan.

Agreed:
Participant signature

LATTICE SEMICONDUCTOR CORPORATION

By:
Date

Date:

LATTICE SEMICONDUCTOR CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

Deferred Compensation Agreement - Bonus and Salary

Participant Name (please print)

Participant Social Security Number

1.

I acknowledge that the terms and conditions of the Lattice Semiconductor Corporation Executive Deferred Compensation Plan (the “Plan”) have been explained to me, including the tax consequences of my decision to participate in the Plan.

2.

I agree to defer a portion of my current income, and to have that income paid to me at a later date pursuant to the terms and conditions of the Plan, which is incorporated by reference, in its entirety, in this Agreement.

3.	I understand that this Agreement is not an employment agreement, does not guarantee that I will receive any predetermined amount of compensation, and does not guarantee that I will receive any bonus.

4.

I understand that any income I defer will be subject to employment taxes (e.g., FICA) at the time of deferral and I agree to pay all such taxes, either through withholding on other income or by direct payment from me.  I also understand that all required federal and/or state taxes will be withheld from payments ultimately made to me with respect to amounts deferred under the Plan.

5.	I understand that any income I defer will be held as an asset of Lattice Semiconductor Corporation (“Lattice”) and will remain subject to the claims of the general creditors of Lattice.

6.	I acknowledge that under the terms of the Plan, no payments can be made in the event Lattice is insolvent.

ELECTION TO DEFER INCOME

I hereby elect to defer (fill in one only)

______%  or  $______ per regular pay period of my future fiscal year 2002 salary (up to 75%)

                   or

______% or  $______ of any future fiscal year 2002 bonus (up to 100%)

provided, however, that no election will be effective to reduce my compensation to an amount that is less than the amount necessary to pay (1) applicable employment taxes (e.g., FICA) payable with respect to amounts deferred hereunder, (2) any amounts necessary to satisfy any other benefit plan withholding obligations, and (3) any resulting income taxes payable with respect to Compensation that cannot be deferred as a result of (1) and (2).

I understand that my election to defer income will remain in effect until terminated in accordance with the Plan.  I understand further that I may increase, decrease or terminate my deferral election effective for the next Plan Year only, by submitting a new Deferred Compensation Agreement on or before the December 15 preceding such Plan Year.

INVESTMENT OF DEFERRED FUNDS

I understand that unless and until I am notified otherwise, Lattice will place an amount equal to my deferrals into a trust which will subsequently invest such funds.

I elect to have my deferrals credited at a rate tied to the performance of the following investment vehicles (in increments of 1%):

	%	Money market:	Wachovia - Biltmore money market fund

	%	Short-Term Bond Fund:	Fidelity Intermediate Bond Fund

	%	Medium-Term Bond Fund	Vanguard Bond Index Total Bond Market

	%	Bond Fund:	Loomis Sayles Bond Fund

	%	Index Equity Fund:	Vanguard S&P 500 Fund

	%	Stock Growth & Income Equity Fund:	AIM Charter A Fund

	%	Growth Equity Fund:	Robertson Stephens Value + Growth Fund

	%	Global Equity Fund:	Janus Worldwide Fund

	%	Aggressive Growth Equity Fund:	Fidelity Select Electronics Fund

	%	Lattice Common Stock

100%

I understand that deferrals credited at a rate tied to the performance of Lattice Semiconductor Corporation Common Stock are irrevocable, and therefore may not be subsequently changed to another investment vehicle.

I understand that all deferrals are subject to investment risks inherent in the above investment vehicles and that the principal amount of my deferrals is NOT guaranteed.

I understand that I may change my deferral credit instructions only in a manner specified by the Company, which currently permits changes to be made before the commencement of each calendar quarter.

DISTRIBUTION OF DEFERRED FUNDS

I understand that except in the case of a distribution as a result of (i) an Unforeseeable Emergency or Withdrawal (as specified in the Plan) or (ii) Plan Termination, all amounts held for my benefit under the Plan will begin to be distributed as soon as administratively possible following the end of the calendar year in which my distribution election event occurs.

Distribution Election

Distribution of amounts held for my benefit under the Plan with respect to this deferral election should commence as soon as administratively possible after (check one)

____            (a)      the beginning of calendar year ____
(not less than three (3) years after the date of this Agreement)

____            (b)      my attaining age _____
(not less than three (3) years after the date of this Agreement)

____            (c)      the earlier of my termination of employment with the Company or ______
(specify age or year, but not less than three (3) years after the date of this Agreement)

____            (d)      the later of my termination of employment with the Company or _______
(specify age or year, but not less than three (3) years after the date of this Agreement)

I understand that my Distribution Election may not be changed except as otherwise permitted by the Plan Committee, at its sole discretion, subject to the terms of the Plan.

Distribution Period

I understand that unless I specify otherwise, my distribution will be paid in one single lump sum payment.

Instead of payment in a single lump sum, I elect:

Quarterly installments of 1/n of amounts held for my benefit under the Plan with respect to this deferral election where n is the number of installments remaining to be paid over the following number of quarters (check one):

a.     ☐    20 quarterly installments

b.     ☐    40 quarterly installments

c.     ☐    60 quarterly installments

I understand further that my elected method of distribution may be modified by Lattice at any time prior to my termination of employment, provided that any such modification that impairs my rights under this Agreement and the Plan shall be subject to my consent.

DESIGNATED BENEFICIARY

In the event that I should die before all amounts payable to me under the Plan have been paid, I designate the following beneficiary to receive the remainder of my interest under the Plan.  I understand that I may change this designated beneficiary at any time on written notice to Lattice.

Primary Beneficiary:

Name:	SSN:	Birth Date:

Address:

Relationship:

Contingent Beneficiary:

Name:	SSN:	Birth Date:

Address:

Relationship:

The foregoing Election is voluntarily made by me after reviewing the terms of the Plan and at my option after consultation with my legal and financial advisers as required.   I also acknowledge that this Election is irrevocable until changed in accordance with the terms of the Plan.

Agreed:
Participant signature

LATTICE SEMICONDUCTOR CORPORATION

By:
Date

Date:

LATTICE SEMICONDUCTOR CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

Deferred Compensation Agreement - Option Net Exercise

Participant Name (please print)

Participant Social Security Number

1.

I acknowledge that the terms and conditions of the Lattice Semiconductor Corporation Executive Deferred Compensation Plan (the “Plan”) have been explained to me, including the tax consequences of my decision to participate in the Plan.

2.

I agree to defer a portion of my current income, and to have that income paid to me at a later date pursuant to the terms and conditions of the Plan, which is incorporated by reference, in its entirety, in this Agreement.

3.	I understand that this Agreement is not an employment agreement, does not guarantee that I will receive any predetermined amount of compensation, and does not guarantee that I will receive any bonus.

4.

I understand that any income I defer may be subject to employment taxes (e.g., FICA) at the time of deferral and I agree to pay all such taxes, either through withholding on other income or by direct payment from me.  I also understand that all required federal and/or state taxes will be withheld from payments ultimately made to me with respect to amounts deferred under the Plan.

5.	I understand that any income I defer will be held as an asset of Lattice Semiconductor Corporation (“Lattice”) and will remain subject to the claims of the general creditors of Lattice.

6.	I acknowledge that under the terms of the Plan, no payments can be made in the event Lattice is insolvent.

7.

I acknowledge that the election made hereunder to defer compensation pursuant to an option net exercise is irrevocable, and that I will not be permitted to diversify such deferred compensation out of Lattice Common Stock.

ELECTION TO DEFER GAIN ON OPTION NET EXERCISE

I hereby elect to defer the gain on the exercise of the following non-qualified option to purchase shares of Lattice Semiconductor Corporation Common Stock; provided, however, that if on the date of exercise the per share value of Lattice Common Stock is less than $_____ (“Floor Market Price”), then such election is void and of no effect.

Option grant number:

Option grant date:

Per share option exercise price:	$

Number of option shares to be exercised:

Aggregate exercise price:	$

Date of exercise (at least six (6) months
from the date of this election):

Option expiration date:

I hereby certify that I currently own shares of Lattice Semiconductor Corporation Common Stock which, at the Floor Market Price specified above, have an aggregate market value equal to at least the aggregate exercise price of the aforementioned option.

I understand that my election to exercise the aforementioned option by exchanging shares of Lattice Common Stock is IRREVOCABLE, and that by making this election, I am agreeing that, unless the stock price on the date of exercise is below the Floor Market Price as provided above, the option may only be exercised in this manner.

I acknowledge that the shares of stock which are exchanged must be held continuously by me for six (6) months before the net exercise

INVESTMENT OF DEFERRED FUNDS

I understand that unless and until I am notified otherwise, Lattice will place an amount equal to my net exercise deferral into a trust which will subsequently invest such funds directly in  Lattice Semiconductor Corporation Common Stock.

I understand that my deferral is credited at a rate tied to the performance of Lattice Semiconductor Corporation Common Stock and is therefore irrevocable, and may not be subsequently changed to another investment vehicle.

I understand that my net exercise deferral will be paid in Lattice Common Stock in accordance with the terms of the Plan and my Deferred Compensation Agreement, and is subject to investment risks inherent in the Lattice Common Stock and that the principal amount of my deferral is NOT guaranteed.

DISTRIBUTION OF DEFERRED FUNDS

I understand that except in the case of a distribution as a result of (i) an Unforeseeable Emergency or Withdrawal (as specified in the Plan) or (ii) Plan Termination, all amounts held for my benefit under the Plan will begin to be distributed as soon as administratively possible following the end of the calendar year in which my distribution election event occurs.

Distribution Election

Distribution of amounts held for my benefit under the Plan with respect to this deferral election should commence as soon as administratively possible after (check one)

____            (a)      the beginning of calendar year ____
(not less than three (3) years after the date of this Agreement)

____            (b)      my attaining age _____
(not less than three (3) years after the date of this Agreement)

____            (c)      the earlier of my termination of employment with the Company or ______
(specify age or year, but not less than three (3) years after the date of this Agreement)

____            (d)      the later of my termination of employment with the Company or _______
(specify age or year, but not less than (3) years after the date of this Agreement)

I understand that my Distribution Election may not be changed except as otherwise permitted by the Plan Committee, at its sole discretion, subject to the terms of the Plan.

Distribution Period

I understand that unless I specify otherwise, my distribution will be paid in one single lump sum payment.

Instead of payment in a single lump sum, I elect:

Quarterly installments of 1/n of amounts held for my benefit under the Plan with respect to this deferral election where n is the number of installments remaining to be paid over the following number of quarters (check one):

a.     ☐    20 quarterly installments

b.     ☐    40 quarterly installments

c.     ☐    60 quarterly installments

I understand further that my elected method of distribution may be modified by Lattice at any time prior to my termination of employment, provided that any such modification that impairs my rights under this Agreement and the Plan shall be subject to my consent.

DESIGNATED BENEFICIARY

In the event that I should die before all amounts payable to me under the Plan have been paid, I designate the following beneficiary to receive the remainder of my interest under the Plan.  I understand that I may change this designated beneficiary at any time on written notice to Lattice.

Primary Beneficiary:

Name:	SSN:	Birth Date:

Address:

Relationship:

Contingent Beneficiary:

Name:	SSN:	Birth Date:

Address:

Relationship:

The foregoing Election is voluntarily made by me after reviewing the terms of the Plan and at my option after consultation with my legal and financial advisers as required.   I also acknowledge that this Election is irrevocable until changed in accordance with the terms of the Plan.

Agreed:
Participant signature

LATTICE SEMICONDUCTOR CORPORATION

By:
Date

Date: